Exhibit A

CATALYST FUNDS

CLASS A MASTER DISTRIBUTION PLAN

AMENDMENT 11

As of November 10, 2010

The Class A Master Distribution Plan has been adopted with respect to the following Funds:

AmericaFirst Quantitative Strategies Fund

AmericaFirst Absolute Return Fund

AmericaFirst Income Trends Fund

Catalyst Value Fund

Catalyst Strategic Value Fund

Catalyst/SMH High Income Fund

Catalyst/SMH Total Return Income Fund

Catalyst/Groesbeck Growth of Income Fund

Listed Private Equity Plus Fund

Compass EMP Multi-Asset Balanced Fund

Compass EMP Multi-Asset Growth Fund

Compass EMP Alternative Strategies Fund

Eventide Gilead Fund

Day Hagan Tactical Allocation Fund of ETFs

Camelot Premium Return Fund